                              LA-MAN CORPORATION
                        210,000 SHARES OF COMMON STOCK

    This Prospectus relates to the offer and sale by a certain Selling Securityholder (the "Selling Securityholder") of up to 210,000 shares of Common Stock underlying Common Stock Purchase Warrants (the "Common Stock") of La Man Corporation (the "Company"). The Shares may be offered by the Selling Securityholder in transactions on the Nasdaq SmallCap Market (the "SmallCap Market"), in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds of the sale of such shares of Common Stock in this Offering. The Company will receive proceeds of up to $365,400 from the exercise of the 210,000 Common Stock purchase warrants by the Selling Securityholder.

    SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THESE SECURITIES.

    The shares of Common Stock of the issuer are reported on the Nasdaq SmallCap Market under the symbol "LAMN."

    The Selling Securityholder has agreed to pay all of the expenses in connection with the registration and sale of the Common Stock being offered by the Selling Securityholder.

       THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
 DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE
        LOSS OF THEIR ENTIRE INVESTMENT.  SEE "RISK FACTORS" ON PAGE 4.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Common Stock was offered by the Company pursuant to an exemption from registration provided by the Securities Act of 1933, as amended.

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER
   OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN
IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO
                          THE DATE OF THE PROSPECTUS.

                  The date of this Prospectus is May 14, 1998

                             AVAILABLE INFORMATION

    The small business issuer is a reporting company under Section 13 of the Securities and Exchange Act of 1934 (the "Exchange Act"). The reports and other information filed by the small business issuer may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W. in Washington, D.C. 20549. Copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    The Company has filed with the Commission a registration statement on Form S-3 (together with any and all amendments, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated herein by reference. See "Incorporation of Certain Documents by Reference." For further information regarding the Company and the Common Stock reference is made to the Registration Statement, including the exhibits and schedules thereto and the documents incorporated herein by reference.

    The securities of the issuer are reported on the Nasdaq SmallCap Market under the symbol "LAMN."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference.

    (a) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997;

    (b) Proxy Statement on Schedule 14A as filed on October 3, 1997;

    (c) Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997;

    (d) Quarterly Report on Form 10-QSB for the quarter ended September 30,
        1997;

    (e) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;


    (f) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.


    (g) Current Report on Form 8-K as filed on March 2, 1998.

    (h) Current Report on Form 8-K as filed on March 12, 1998.

    (i) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form S-3 dated November 14, 1995 and amended on December 18, 1995.

    All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Act"), subsequent to the date of this Prospectus and prior to the termination of the offering made by the Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information. Requests for such copies should be directed to Marshall S. Harris, Broad and

Cassel, 390 North Orange Avenue, Suite 1100, Orlando, FL 32801.

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, which are subject to the "safe harbor" created by those sections. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED ALL PER SHARE DATA AND INFORMATION IN THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING ASSUMES NO EXERCISE OF THE OUTSTANDING WARRANTS AND OPTIONS TO PURCHASE AN AGGREGATE OF 2,847,455 SHARES OF COMMON STOCK AND NOTES CONVERTIBLE INTO AN AGGREGATE OF 902,186 SHARES OF COMMON STOCK.

                                  THE COMPANY

    La-Man Corporation, a Nevada corporation, was originally incorporated in Michigan on November 2, 1979 and remained substantially inactive until the autumn of 1980. On February 4, 1983, La-Man Corporation, a Nevada corporation ("the Company"), was formed and, pursuant to a Certificate of Merger filed on May 16, 1983, the Michigan corporation was merged into the Nevada corporation. The Company's executive office is located at 5029 Edgewater Drive, Orlando, Florida 32810. Its telephone number is (407) 521-7477. The Company operates in two business segments: Signage and Filtration.

    The Company's direct wholly-owned subsidiaries include Ad Art Electronic Sign Corporation, a Florida corporation ("Ad Art"), Nevada SEMCO, Inc., a Nevada corporation ("SEMCO"), Don Bell Industries, Inc., a Florida corporation ("Don Bell"), Vision Trust Marketing, Inc., a Florida corporation ("Vision") and Certified Maintenance Service, Inc., a Florida corporation ("Certified"). The Company's indirect wholly-owned subsidiaries include J.M. Stewart Industries, Inc., a Florida corporation ("Stewart Industries") and J.M. Stewart Corporation, a Florida corporation ("Stewart Corporation"), each of which is directly owned by SEMCO, ESC of Nevada, Inc., a Nevada corporation ("ESC Nevada"), which is directly owned by Ad Art and Don Bell Industries of Nevada, Inc., a Nevada corporation ("Don Bell Nevada") which is directly owned by Don Bell.

    Since the commencement of its operations, the Company has been engaged in the manufacture and sale of a line of products which, when installed in compressed air lines, substantially reduce or totally eliminate water and condensate problems and most foreign contaminants, such as moisture, oil, dust, rust, and the like, in the air line. The Company assembles and ships all of its products from its owned facility in Port Orange, Florida. However, in order to minimize production costs, the actual components are manufactured by others using tooling owned by the Company.

    On February 18, 1998, the Company acquired Electronic Sign Corporation d/b/a Ad Art, a California corporation ("ESC"), through the merger of ESC into Ad Art Electronic Sign Corporation, a wholly owned Florida subsidiary of the Company formed on February 9, 1998. Ad Art, as the successor by merger of ESC (which was incorporated on April 26, 1995), produces electronic signs for installation throughout the world and also manufactures high-quality wedge-based color lens systems.

    SEMCO was incorporated on August 12, 1993. SEMCO is the holding company for Stewart Corporation which designs and markets outdoor signs for institutional businesses such as churches, schools, funeral homes and governmental/military installations and Stewart Industries, which produces graphic arts and screen print products.

    On November 14, 1994, the Company acquired Vision and operated the corporation in Orlando, Florida as a wholly-owned subsidiary offering long distance telephone services as an authorized agent of MCI Telecommunications, Inc. ("MCI"). The original contract between Vision and MCI for commercial long-distance customers was originally executed in 1994 and was restated and extended for a new five year term in May 1996. This contract revision had been proposed by MCI in September 1995 and discussed with Vision over a period of eight months. In reliance on the new contract, Vision invested heavily in staff, facilities and equipment in anticipation of significant commission revenue as a result of the enhancements in the revised contract. In November 1996, the contracts between Vision and MCI were abruptly terminated by MCI. A lawsuit was filed by Vision on April 16, 1997 seeking the recovery of damages from MCI. Because the cancellation of the contract by MCI resulted in Vision no longer being contracted to market MCI long-distance services, its sole line of business, the Company discontinued the operations of Vision in December 1996.

    On September 7, 1995, the Company acquired Don Bell, located in Port Orange, Florida and Don Bell Nevada, an inactive company. Don Bell, which is a commercial sign manufacturer, was incorporated on January 1, 1982 as a successor to a family-owned business. Don Bell specializes in the design, manufacture, installation and service of custom designed electronic signs. All manufacturing is done at its owned plant in Port Orange, Florida. Don Bell Nevada has remained inactive since the acquisition.

    Only July 1, 1997, the Company acquired Certified, which was incorporated on September 27, 1991. Certified is a service company specializing in the servicing of electronic signs and indoor and outdoor commercial lighting.

    Unless the context otherwise requires, the term "Company" hereinafter refers to La-Man Corporation, Ad Art, ESC Nevada, Certified, SEMCO and its subsidiaries Stewart Corporation and Stewart Industries, Don Bell, Don Bell Nevada, and Vision. The Company's Consolidated Financial Statements include the accounts of all subsidiaries except Ad Art and ESC Nevada. See the footnotes to the Company's Consolidated Financial Statements included in the documents filed by the Company with the Commission which are incorporated herein by reference for information relating to the Company's industry segments.

                          PRINCIPAL EXECUTIVE OFFICES

    The principal executive offices of the Company are located at 5029 Edgewater Drive, Orlando, FL 32810; its telephone number is (407)-521-7477

    Certain considerations are relevant to an investment in these securities. See "Risk Factors" for a description of the significant risks associated with the purchase of these securities.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.


MARKET OVERHANG; EFFECT OF ISSUANCE OF ADDITIONAL COMMON STOCK

    The Company presently has outstanding the following Common Stock purchase warrants: (a) 620,000 Redeemable Warrants, each of which entitles the registered holder to purchase one share of Common Stock at an exercise price, subject to adjustment, of $4.536 per share through December 31, 1998; (b) warrants to purchase up to a total of 275,000 shares of Common Stock at an exercise price, subject to adjustment, of $4.32 per share through March 2, 2003; (c) warrants held by the Selling Securityholder to purchase up to 210,000 shares of Common Stock that are the subject of this Prospectus; (d) warrants granted to the Company's investment relations advisor to purchase up to 52,500 shares at the exercise price of $1.47 through March 17, 2001 and to purchase up to 52,500 shares of Common Stock at the exercise price of $2.62 through August 28, 2001. Substantially all of the foregoing warrants are presently exercisable and the Redeemable Warrants (and the shares of Common Stock underlying such warrants) are freely tradeable as of the date of this Prospectus.

    The Company also has outstanding options ("Plan Options") for the purchase of up to an aggregate of

1,513,455 shares of Common Stock granted to various present and former employees and non-employee directors. All of such Plan Options are presently exercisable, at prices ranging between $.50 per share and $2.91 per share.

    The Company also has outstanding the following convertible debt instruments ("Convertible Debt Instruments"): (a) Convertible Promissory Note dated September 7, 1995 in the principal amount of $750,000, presently convertible into up to 165,343 shares of Common Stock at the conversion price of $4.536 per share (the "Convertible Note"); and (b) $3,500,000 of the Company's 8.75% convertible Debentures due March 2, 2005, presently convertible into up to 736,842 shares of Common Stock at the conversion price of $4.75 per share ("Debentures").

    The holders of the Convertible Debt Instruments and the warrants issued to finance the ESC acquisition have demand and piggy-back registration rights with respect to the shares of Common Stock underlying such instruments and warrants.

    As additional consideration for services performed by Mathews, Holmquist & Associates, Inc. (the "Underwriter"), which acted as underwriter of a January 1994 offering of the Company's securities (the "1994 Offering"), for its services in connection with the 1994 Offering, the Company granted to the Underwriter options to purchase 31,000 Units ("Unit Purchase Option"). The Unit Purchase Option is exercisable at a price equal to 120 percent of the public offering price of the Units. The Units to be issued upon exercise of the Unit Purchase Option are identical to the Units offered in the 1994 Offering except that the warrants issuable upon exercise of the Unit Purchase Option are exercisable at $4.68 per share of Common Stock, and are not redeemable. The Unit Purchase Option is exercisable at any time prior to January 6, 1999. The exercise price of the Unit Purchase Option was arbitrarily determined by the Company and the Underwriter and should not be deemed to reflect any estimate of the intrinsic value of either the Unit Purchase Option, the Units, or the underlying Common Stock and warrants. The Unit Purchase Option contains anti-dilution and adjustment provisions in the event of any merger, acquisition, recapitalization, split-up of shares, stock dividend, sales, or issuance by the Company of stock or securities convertible into stock by the Company at a price or conversion price less than the exercise price of the Unit Purchase Option or less than the market price of the Common Stock at the time of such sale or indebtedness or similar event, except for dilution which would result from the effect of the Company's stock option plans, reasonably acceptable to the Underwriter.

    The Company has agreed to register, at its expense, under the Securities Act, the Unit Purchase Option and/or the underlying securities included in the Unit Purchase Option at the request of the holders of 50% of the Unit Purchase Option. Such request may be made at any time during a period of four years beginning January 5, 1995. The Company also granted the Underwriter "piggyback" registration rights concerning the Unit Purchase Option and the underlying securities which may be exercised at any time during a period of four years beginning January 6, 1995.

    In connection with the Company's acquisition of Stewart Eleemosynary Marketing Company in January 1994, the Company granted to J. Melvin Stewart, presently the Chairman of the Board of Directors of the Company and the president and chief executive officer of certain operating subsidiaries of the Company, certain one-time demand registration rights with respect to the 316, 923 shares of unregistered Common Stock issued to Mr. Stewart in connection with such acquisition, which demand rights are exercisable until February 13, 1999. Also, the terms of employment agreements between the Company and certain director-employees provide for certain demand and piggyback registration rights with respect to shares of Common Stock owned by the director-employees in the event their employment is terminated other than for cause following a "Change of Control" as defined in such employment agreements. See "Effect of Change of Control" below.

    There are presently 4,657,110 shares of Common Stock outstanding. At times in the past, due to the relatively small size of the "public float" in the Common Stock and the absence of active market makers in the Common Stock, public trading in the Common Stock has been thin and sporadic. Accordingly, the exercise of outstanding demand registration rights and/or the issuance of additional shares of Common Stock upon the exercise of the Company's outstanding warrants and options, the exercise of the Unit Purchase Option and the underlying warrants, or the exercise of the conversion rights under the Convertible Debt Instruments, could adversely affect trading prices of the Common Stock and trading prices, if any, of the remaining unexercised warrants and options. Also, such issuances of additional shares of Common Stock and warrants could adversely affect the ability of the

Company to obtain financing for future growth and acquisitions.

EFFECT OF CHANGE IN CONTROL

    The Convertible Note, provides, among other default events, that in the event there shall occur a "Change in Control" with respect to the Company, the holder of the Convertible Note may, by written notice to the Company, declare all principal and accrued but unpaid interest evidenced by the Convertible Note immediately due and payable, which obligations shall accrue interest at a rate equal to 10% per annum from the date of acceleration until paid. "Change of Control" is defined in the Convertible Note as occurring when, within a period of 12 consecutive months other than as the result of proxies solicited by, or votes cast by, management of the Company, (I) there is a change in 35% of the persons who, as of September 7, 1995, constitute the Board of Directors other than as the result of resignations or (ii) there is an increase of 25% or more in the number of members of the Board of Directors.

    Also, the employment agreements between the Company and three of its director-employees, i.e., Messrs. J. Melvin Stewart, J. William Brandner and Philip Howe Hoard, ("Management Employment Agreements"), provide for substantial increases in the amount of severance payable by the Company to such persons, and grant certain other rights to such persons, in the event their employment with the Company or its subsidiaries is terminated other than for cause following a Change of Control, which is defined as having occurred when: (a) any one person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, consummates a tender offer, a plan of open-market purchases or an exchange offer for shares of Common Stock, or consummates a proxy solicitation, which, in the judgment of a majority of the members of the Board of Directors of the Company, is reasonably likely to permit such person or Group to obtain control of a sufficient number of voting securities of the Company to elect a majority of the members of the Board of Directors of the Company; or (b) there occurs, within any period of 12 consecutive months other than as the result of proxies solicited by, or votes cast by, management of the Company, (i) a change in 35% of the persons who, as of August 31, 1995, constitute the Board of Directors of the Company other than as the result of resignations or (ii) an increase of 25% or more in the number of members of the Board of Directors.

    In addition, certain of the Company's debt instruments include as an event of default the failure, for whatever reason, of J. William Brandner to continue to serve as Chief Executive Officer of the Company.

    As the result of the acceleration provisions in the above debt instruments, and the contingent severance benefits and other rights provided to executive officers of the Company under the Management Employment Agreements, the occurrence of a Change of Control as defined in or contemplated by such documents could have a material adverse effect on the financial condition and operations of the Company, and the trading price of the Common Stock.

OPERATING HISTORY

    The Company reported fully diluted earnings per share of $0.21 and $0.13 and $.07 for the fiscal years ended June 30, 1997, 1996 and 1995. However, in its prior 14-year operating history, the Company produced an operating profit only four times and never in excess of $100,000.

    The Company's management believes that the significant improvements in the Company's performance, resulting from acquisitions, such as the Don Bell acquisition, together with improvement in operating performance of the Company's filtration division, and expected future benefits from the and Ad Art acquisition will enable the Company to continue to operate profitably and to produce improvements in operating results. However, there can be no assurances that economic and other events beyond the control of the Company and its management will not adversely affect the ability of the Company to improve on or continue the growth and operating results reflected by the Company's performance in the 1997 fiscal year.

DEPENDENCE ON MANAGEMENT

    The Company is dependent upon the services of J. William Brandner, President and Chief Executive Officer and a director, and Todd D. Thrasher, Vice President, Treasurer and Chief Financial Officer, of the

Company. The Company is also dependent upon the services of J. Melvin Stewart, Chairman of the Board of Director and President of Nevada SEMCO, Inc., Stewart Corporation, and Stewart Industries, as well as Gary D. Bell, president of Don Bell, and Terry J. Long, President of Ad Art, who are directors of the Company. The officers of the Company have principal responsibility for the management of the company and for recommendations to the Board of Directors, which exercises final authority over business decisions. Consequently, the loss of the services of such officers and directors could be detrimental to the Company. Mr. Brandner has an employment agreement with the Company, Mr. Stewart has an employment agreement with Stewart Corporation, Mr. Bell has an employment agreement with Don Bell and Mr. Long has an employment agreement with Ad Art. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop and market new and enhanced products and to conduct its operations successfully. Any inability to attract and retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition.

BUSINESS AND ECONOMIC FACTORS

    The future of the Company, and of the Company's operations, will be subject to a number of business and other factors beyond management's control, such as economic slowdowns and increased competition. Unfavorable general economic conditions could adversely affect the operating results of the Company. There can be no assurance that the Company would be able to sustain its operations in the event of an economic slowdown for an extended period of time or if general economic conditions in the U.S. and in foreign countries were to deteriorate.

LIMITED CURRENT SOURCES OF ADDITIONAL CAPITAL

    The Company's management believes that net cash flow from operations and the availability of funds under the Company's present $1,300,000 revolving line of credit and Ad Art's $5,000,000 line of credit will be sufficient to enable the Company to satisfy its operating capital needs. However, the Company has no additional financing commitments. In the event the Company needs additional financing to pursue future acquisitions and other expansion of its business, there can be no assurance that such additional financing on acceptable terms will be available to the Company when and if needed.

COMPETITION

    Each of the Company's current and proposed business segments is characterized by intense competition. Many companies offer or are engaged in the development of products or the provision of services which may be or are competitive with the Company's present or proposed products or services. Some of these entities have substantially greater financial, technical, manufacturing, marketing, distribution, and/or other resources than the Company. There can be no assurance that the Company will be able to compete successfully with such companies.

ABSENCE OF DIVIDENDS

    Although the Company has paid 5% dividends in Common Stock the last two fiscal years, the Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future, but instead intends to retain all working capital and earnings, if any, for use in the Company's business operations and in the expansion of its business.

SHARES AVAILABLE FOR SALE

    The 1,513,455 shares of Common Stock issuable upon exercise of the Plan Options have been registered under the Securities Act on registration statements filed by the Company with the Commission on Form S-8 (Registration No. 33-77924 and Registration No. 33-81348). Because certain grantees of the options to which such registered shares relate are directors and/or executive officers of the Company, the resale of any such shares following exercise of such options (together with all other shares of Common Stock owned by directors and executive officers of the Company) are subject to certain resale restrictions and limitations set forth in Rule 144 promulgated by the Commission under the Securities Act. Likewise, because the 316,923 shares of Common Stock issued to
J. Melvin Stewart in January 1994 in partial consideration of the Company's acquisition of SEMCO and the shares of Common Stock issuable upon exercise of conversion rights under the Convertible Debt Instruments have not been registered under the Securities Act, resales of such shares are also subject to the limitations and restrictions of, and are deemed "restricted securities" under, Rule 144. In general, a person who holds "restricted securities" (as that term is defined in Rule 144) may not publicly resell such securities until such person has been the beneficial owner of such securities for a period of one year (unless such securities are registered under the Securities Act prior to the expiration of such one-year holding period) and after such holding period may not sell within any three-month period a number of restricted securities which exceeds the greater of one percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required to be filed by such person under Rule 144.

    Sales of shares of Common Stock pursuant to Rule 144 could have an adverse effect on the market for or trading price of the Company's securities.

FUTURE ISSUANCES OF STOCK BY THE COMPANY

    The Company has 50,000,000 shares of Common Stock authorized, of which 4,657,110 shares are issued and outstanding. In addition, the Company has reserved a total of 3,749,641 shares of Common Stock for issuance as follows:
(a) 1,270,000 shares for issuance upon exercise of outstanding warrants; (b) 1,513,455 shares for issuance upon exercise of outstanding Plan Options; (c) 124,000 shares for issuance upon exercise of the Unit Purchase Option and the warrants underlying the Unit Purchase Option; and (d) 902,186 shares for issuance upon exercise of conversion rights under the Convertible Debt Instruments. The remaining 41,593,249 authorized but unissued and unreserved shares of Common Stock may be issued without any action or approval by the Company's stockholders. Although there are no present plans, agreements, or undertakings with respect to the Company's issuance of any shares of such Common Stock, or related convertible securities, except as disclosed in this Prospectus Supplement, any such issuances could be used as a method of discouraging, delaying, or preventing a change in control of the Company or could dilute the public ownership of the Company, and there can be no assurance that the Company will not issue any such additional shares of Common Stock. A shareholder's pro rata ownership interest in the Company will be reduced to the extent of the exercise of the outstanding warrants, the Employee Options, the exercise of the Unit Purchase Option and the warrants underlying such option, or the exercise or conversion rights under the Convertible Debt Instruments.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS.

    The Company's results of operations have historically varied from quarter to quarter and the Company expects that further variability may continue to occur and may be significant. In the past, operating results have varied as a result of a number of factors, including the size and timing of customer orders, seasonality, the timing of the introduction and customer acceptance of new products or product enhancements by the Company's competitors, the introduction of new products by the Company, changes in pricing policies by the Company or its competitors, marketing and promotional expenditures, the timing of acquisitions and changes in general economic conditions.

MARKET PRICE FLUCTUATIONS.

    The Company has recently experienced significant variability in the market price of its Common Stock and the volume of its trading. In addition, the securities markets from time to time experience significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of major contracts by competitors and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock.

ACQUISITIONS

    Since September 1995, the Company has acquired three complementary companies and businesses. Integration of these companies into the Company's business is currently ongoing, and no assurances may be made that the Company will be able to successfully complete this process. Risks commonly encountered in such transactions include the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key personnel, the inability of management to maximize the financial and strategic position of the company through the integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures, and policies, the impairment of relationships with employees and customers as a result of any integration of new personnel, risks of entering markets in which the Company has no or limited direct prior experience, and operating companies in different geographical locations with different cultures. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, or that such transactions will not materially adversely affect the Company's business, financial condition, or results of operations.

SUBSTANTIAL LEVERAGE

    As a result of the issuance of $2,500,000 aggregate principal amount of Variable/Fixed Rate Credit Enhanced Notes ("Notes") in August 1997 and $3,500,000 principal amount of Debentures in March 1998, the Company is highly leveraged. As of December 31, 1997, after giving pro forma effect to the application of the estimated net proceeds from the issuance of the Notes and Debentures, and the $3,879,812 indebtedness of Ad Art, the Company's total indebtedness and stockholders' equity would have been $11,090,812 and $9,744,110 respectively. The Company's ability to make scheduled payments of the principal or, or interest on, its indebtedness will depend on its future performance, which is subject to economic, financial, competitive and other factors beyond its control.

                SELLING SECURITYHOLDER AND PLAN OF DISTRIBUTION

    All of the shares of Common Stock being offered hereby are being sold by the Selling Securityholder, M.H. Meyerson & Co., Inc. An aggregate of up to 210,000 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Securityholder. The Company has agreed to register such shares under the Securities Act and M.H. Meyerson & Co., Inc. has agreed to pay all expenses in connection therewith. Such shares have been included in the Registration Statement of which this Prospectus forms a part.

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 15, 1998, assuming the exercise of all options exercisable on, or within 60 days of, such date, and as adjusted to give effect to the Offering by the Selling Securityholder. The Selling Securityholder does not hold any position or office, and has not had any other material relationship with the Company or any of its predecessors or affiliates within the last three years other than performing services pursuant to an Investment Banking Agreement.


Name                         Shares of Common Stock  Percentage
----                         ----------------------  ----------
M.H. Meyerson & Co., Inc.              210,000/(1)/      *

TOTAL                                  210,000           *
                                       =======          ===

(1) Represents Common Stock underlying Common Stock Purchase Warrants exercisable as of the date of effectiveness of this Prospectus.

*    Less than one percent (1%) of the outstanding Common Stock of the Company.

    The 210,000 shares of Common Stock being offered by the Selling Securityholder, pursuant to this Prospectus may be offered and sold from time to time as market conditions permit on the Nasdaq SmallCap Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Securityholder's shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Securityholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "Underwriters" within the meaning of the Securities Act in connection with such sales.

    To comply with certain states' securities laws, if applicable, the shares of Common Stock registered hereunder will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares many not be sold or offered unless they have been registered or qualified for sale in such states or an exception for registration or qualification is available and is complied with.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Company by Broad and Cassel.

                                    EXPERTS

    The consolidated financial statements incorporated by reference in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.


Table of Contents                                                       Page
                                                                       ------
Available Information...............................................      2
Incorporation of Certain Documents
 by Reference.......................................................      2
Summary Prospectus..................................................      3
The Company.........................................................      3
Risk Factors........................................................      4
Selling Securityholder and Plan
 of Distribution....................................................      9
Legal Matters.......................................................     10
Experts.............................................................     10



                                    210,000
                             SHARES OF COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                               LA-MAN CORPORATION

                                  ------------

                                   PROSPECTUS

                                  ------------